      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 2, 1998

                                                     REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------
                                BUDGET GROUP, INC.
             (Exact Name of Registrant as Specified in its Charter)

                     DELAWARE                                           59-3227576
         (State or Other Jurisdiction of                             (I.R.S. Employer
          Incorporation or Organization)                          Identification Number)

                          125 BASIN STREET, SUITE 210
                            DAYTONA BEACH, FL 32114
                                 (904) 238-7035
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                                 SANFORD MILLER
                           CHAIRMAN OF THE BOARD AND
                            CHIEF EXECUTIVE OFFICER
                               BUDGET GROUP, INC.
                          125 BASIN STREET, SUITE 210
                            DAYTONA BEACH, FL 32114
                                 (904) 238-7035
(Name, address, including zip code, and telephone number, including area code of agent for service)
                                   COPIES TO:
                                JEFFREY M. STEIN
                                KING & SPALDING
                              191 PEACHTREE STREET
                             ATLANTA, GEORGIA 30303
                                 (404) 572-4600
                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.
                             ---------------------
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                        CALCULATION OF REGISTRATION FEE

============================================================================================================================
                                                                 PROPOSED MAXIMUM     PROPOSED MAXIMUM
     TITLE OF CLASS OF SECURITIES          AMOUNT OF SHARES      AGGREGATE PRICE     AGGREGATE OFFERING       AMOUNT OF
           TO BE REGISTERED                TO BE REGISTERED        PER UNIT(1)            PRICE(1)        REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------------
Class A Common Stock, par value $.01
  per share............................       3,450,465              $27.8125           $95,966,057            $28,315
============================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c).

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                               BUDGET GROUP, INC.

                                3,450,465 SHARES
                              CLASS A COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)

                             ---------------------

     This Prospectus relates to up to an aggregate of 3,450,465 shares (the "Shares") of Class A Common Stock, par value $.01 per share ("Class A Common Stock"), of Budget Group, Inc. (the "Company" or "Budget") which may be offered for sale by persons (the "Selling Stockholders") who have acquired such securities from the Company in the acquisition of Ryder TRS, Inc. by the Company. See "Selling Stockholders". The Company will not receive any of the proceeds from the sale of the Shares. The Company is registering the Shares for sale to provide the holders thereof with freely tradeable securities, but the registration of such Shares does not necessarily mean that any of such Shares will be offered or sold by the holders thereof.

     The Company has two classes of Common Stock, the Class A Common Stock and the Class B Common Stock, par value $.01 per share ("Class B Common Stock"). Holders of the Class A Common Stock are entitled to one vote per share and holders of the Class B Common Stock are entitled to ten votes per share. The Class A Common Stock is listed on the New York Stock Exchange (the "NYSE") under the symbol "BD".

                             ---------------------

     SEE "INVESTMENT CONSIDERATIONS" BEGINNING ON PAGE 4 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE CLASS A COMMON STOCK.

                             ---------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
 OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

     The Selling Stockholders from time to time may offer and sell the Shares directly or through agents or broker-dealers on terms to be determined at the time of sale. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in an accompanying Prospectus Supplement. See "Plan of Distribution". Each of the Selling Stockholders reserves the sole right to accept or reject, in whole or in part, any proposed purchase of the Shares to be made directly or through agents.

     The Selling Stockholders and any agents or broker-dealers that participate with the Selling Stockholders in the distribution of Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 (the "Securities Act"), and any commissions received by them and any profit on the resale of the Shares may be deemed to be underwriting commissions or discounts under the Securities Act.

                             ---------------------

                THE DATE OF THIS PROSPECTUS IS           , 1998.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, or at its Regional Offices located at 7 World Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a World Wide Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants such as the Company which file electronically with the Commission. In addition, the Company's Class A Common Stock currently is traded on the New York Stock Exchange ("NYSE") and such reports, proxy and information statements and other information concerning the Company can be inspected and copied at the offices of the NYSE located at 20 Broad Street, New York, New York 10005.

     The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act with respect to the Class A Common Stock offered hereby. This Prospectus, which is a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement. For further information with respect to the Company and the Class A Common Stock, reference is made to the Registration Statement and the exhibits and schedules filed as a part thereof. The Company believes that all statements made herein that summarize the provisions of any documents accurately describe the material provisions of all such referenced documents. The Registration Statement and the exhibits and schedules thereto may be inspected, without charge, at the public reference section or regional offices of the Commission at the addresses indicated above. Copies of the Registration Statement can be obtained from the public reference section of the Commission upon payment of prescribed fees.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents heretofore filed by the Company with the Commission (File No. 0-23962) are incorporated herein by reference:

          (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1997;

          (b) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998;

          (c) The Company's Current Reports on Form 8-K dated July 2, 1998, June 19, 1998, May 28, 1998, April 6, 1998, March 4, 1998, January 28, 1998 and
     May 13, 1997, as amended;

          (d) The consolidated balance sheets of Ryder TRS, Inc. as of December 31, 1996 and 1997 and the related consolidated statements of operations, stockholders' equity and cash flows for the period from September 5, 1996 (date of inception) to December 31, 1996 and the year ended December 31, 1997, contained in the Company's Registration Statement on Form S-4 (File No. 333-49679) filed on April 8, 1998;

          (e) The combined balance sheet of Ryder Consumer Truck Rental (a division of Ryder Truck Rental, Inc. a wholly-owned subsidiary of Ryder System, Inc.) as of October 16, 1996, and the related combined statements of earnings and changes in Ryder investment and cash flows for the period from January 1, 1996 to October 16, 1996, contained in the Company's Registration Statement on Form S-4 (File No. 333-49679) filed on April 8, 1998; and

          (f) The description of the Common Stock of the Company included in the Company's Registration Statement on Form 8-A, dated April 15, 1997.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities made hereby shall be deemed to be incorporated by reference in this Prospectus and made a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other document subsequently filed with the Commission which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to: Budget Group, Inc., 4225 Naperville Road, Lisle, Illinois 60532,
Attention: Secretary, telephone (630) 955-7571.

                           INVESTMENT CONSIDERATIONS

     Certain matters discussed in this Prospectus are forward-looking statements within the meaning of the federal securities laws. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, the Company can give no assurance that its expectations will be achieved. Prospective investors should consider carefully the following factors, as well as the factors set forth in the Safe Harbor Compliance Statement for forward-looking statements included as Exhibit 99.1 and Annex A to the Company's Annual Report on Form 10-K for the year ended December 31, 1997, which Annual Report is incorporated herein by reference, in addition to other information included in this Prospectus before purchasing any of the shares of Class A Common Stock.

     As used in this Prospectus, unless the context otherwise requires: (i) "TEAM" refers to the Company and its subsidiaries prior to its acquisition of Budget Rent a Car Corporation on April 29, 1997 (the "Budget Acquisition"); (ii) "BRACC" refers to Budget Rent a Car Corporation and its subsidiaries; (iii) "Budget" or the "Company" refers to TEAM (including BRACC) after giving effect to the Budget Acquisition; (iv) the "Budget System" refers to the business of renting cars and trucks and retailing late model vehicles conducted by the Company and its franchisees under the Budget name and (v) the "Ryder TRS Acquisition" refers to the Company's acquisition of Ryder TRS, Inc. ("Ryder TRS").

RISKS RELATING TO THE RYDER TRS ACQUISITION

     The Company will be required to devote significant resources to the combination and integration of the Ryder TRS business with the Company's existing truck rental operations. The difficulties of managing such combination and integration are increased by the necessity of coordinating the operations of geographically diverse organizations, of integrating different strategies and operating systems and of integrating management and operating personnel from both businesses. The success of the Company following the Ryder TRS Acquisition will depend on the ability of the Company's management team to: (i) manage a significantly larger organization; (ii) maintain and further develop relationships with Ryder TRS's independent dealers; and (iii) integrate Ryder TRS with the Company's existing truck rental operations. There can be no assurance that the Company's management team will be able to successfully manage the combined truck rental operations of Ryder TRS and the Company. An inability to successfully manage the integration of the truck rental operations of Ryder TRS and the Company would have a material adverse effect on the Company's financial condition and results of operations.

     Pursuant to the Ryder TRS Acquisition, the Company issued 3,455,206 shares of Class A Common Stock, paid $125 million in cash, issued warrants to purchase Class A Common Stock with a value of up to $19 million and is obligated to deliver a make-whole payment in the event that the market value of the Class A Common Stock declines over stated measurement periods (two 30-day periods ending, respectively, on June 19, 1999 and February 19, 2000). Such make-whole payment may be made in cash or stock, at the Company's option, and could, if made, have a dilutive effect on the earnings per share of Class A Common Stock.

                                  THE COMPANY

THE COMPANY

     The Company, through subsidiary companies and franchisees, operates the Budget System and related transportation service businesses. The Budget System is the third largest worldwide car and truck rental system, with over 3,200 locations and a peak fleet size during 1997 of 283,000 cars and 22,500 trucks. The Budget System includes locations in both the airport and local (downtown and suburban) markets in all major metropolitan areas in the United States, in many other small and mid-size U.S. markets and in more than 120 countries worldwide. The Budget System had approximately 509 Budget-owned locations in the United States and 71 Budget-owned locations outside of the United States at December 31, 1997. In addition, Budget franchisees operated approximately 455 royalty-paying franchise locations in the United States and 2,171 locations internationally at December 31, 1997.

     Management's long-term strategy is to create a network of transportation-related companies which leverage the asset base and expertise of Budget Group. Budget Group's assets include a trade name recognized around the world; locations for the rental, sale and maintenance of vehicles; a workforce that is proficient in acquiring, financing, monitoring, maintaining and selling vehicles; and advanced information systems to support these operations. Increasing the utilization of these assets by acquiring related businesses delivers economies of scale and increases profitability. The economies of scale are achieved primarily in the areas of purchasing, financing, facilities utilization and management, maintenance and advertising. In pursuit of this strategy, the Company has substantially expanded its operations during the last 15 months, principally through its acquisitions of BRACC, Premier Car Rental LLC ("Premier Car Rental"), Cruise America, Inc. ("Cruise America") and Ryder TRS.

     Budget-owned locations in the United States account for approximately 80% of the Budget System's U.S. vehicle rental revenues, while Budget-owned locations outside the United States account for approximately nine percent of the Budget System's international vehicle rental revenues. Management believes this high level of domestic corporate ownership is a competitive advantage in the marketplace as it facilitates more consistent delivery of high quality services and improved operations and communications, thereby strengthening the Budget brand name among consumers.

     The Budget System is one of only three vehicle rental systems that offer rental vehicles throughout the world under a single brand name, with locations in Europe, Canada, Latin America, the Middle East, Asia/ Pacific and Africa. The Budget System currently maintains more local market rental locations throughout the world than most of its major competitors and is unique among major car rental systems in that it rents trucks in most major markets worldwide. The Budget System, including the franchisees and agents acquired as a result of the Ryder TRS Acquisition, operates the second largest consumer truck rental business and the third largest general use car and truck rental system in the world.

     In addition, the Company owns Cruise America, one of the largest North American companies specializing primarily in the rental and sale of recreational vehicles with 92 locations; Premier Car Rental, which serves the insurance replacement market through a network of 150 locations in 17 major U.S. markets; Budget Car Sales, Inc., one of the largest independent retailers of late model vehicles in the United States, which operates 30 retail car sales facilities; and VPSI, Inc., which leases vans for van pooling operations in 28 states.

THE RYDER TRS ACQUISITION

     On June 19, 1998, the Company acquired Ryder TRS, the second largest provider of truck rentals and related moving supplies and services to consumers and light commercial users in the United States, with a fleet of approximately 29,000 trucks as of December 31, 1997. As consideration for the Ryder TRS Acquisition, the Company issued 3,455,206 shares of Class A Common Stock, paid $125 million in cash and issued warrants to purchase Class A Common Stock, the value of which is capped at $19 million. In addition, the Company agreed to pay Ryder TRS stockholders a make-whole payment, the amount of which will depend on the performance of the Class A Common Stock following the Ryder TRS Acquisition. The Company also assumed approximately $522.0 million of Ryder TRS's debt.

     Ryder TRS rents trucks to both individual consumers and businesses. Consumers rent trucks primarily to move household goods. Ryder TRS also serves a wide range of businesses that rent light- and medium-duty trucks (i.e., trucks with a gross vehicle weight of less than 26,000 pounds) for a variety of light commercial applications. Commercial customers range from small local businesses, such as florists, package delivery companies and local private moving companies, to large national companies that rent trucks primarily for the transportation and delivery of inventory and packages. Commercial rentals complement Ryder TRS's consumer rentals by enabling Ryder TRS to improve utilization of its trucks on weekdays, when consumer demand is typically lower than it is on weekends.

     The Company's management believes that the business conducted by Ryder TRS will complement and enhance Budget's truck rental business. As a result of the Ryder TRS Acquisition, the Company, its franchisees and agents operate the second largest consumer truck rental business and third largest general use car and truck rental system in the world. The Ryder TRS Acquisition is expected to result in significant cost savings, including (i) significant economies of scale in fleet purchasing and management, vehicle maintenance and in the cost of parts, supplies and equipment and (ii) the opportunity to consolidate fleet and yield management systems.

     The principal executive offices of the Company are located at 125 Basin Street, Suite 210, Daytona Beach, Florida 32114 (telephone number: (904) 238-7035).

                                  THE OFFERING

     This Prospectus relates to the sale by the Selling Stockholders of up to an aggregate of 3,450,465 shares of Class A Common Stock acquired by the Selling Stockholders in connection with the Ryder TRS Acquisition, which was consummated in June 1998. The Selling Stockholders received such shares in exchange for their shares of Ryder TRS upon consummation of the transactions contemplated by the Agreement and Plan of Merger dated March 4, 1998, as amended on March 16, 1998 and June 19, 1998, by and among the Company, BDG Corporation, Ryder TRS and certain other Selling Stockholders, including the merger of BDG Corporation with and into Ryder TRS, with Ryder TRS surviving such merger as a wholly owned subsidiary of the Company.

                                USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders but has agreed to bear certain expenses of registration of the Shares under Federal and state securities laws. The Company is registering the Shares for sale to provide the holders thereof with freely tradeable securities, but the registration of such Shares does not necessarily mean that any of such Shares will be offered or sold by the holders thereof.

                              SELLING STOCKHOLDERS

     As described herein, the Selling Stockholders are those persons who (i) acquired shares of Class A Common Stock in the Ryder TRS Acquisition or (ii) received shares of Class A Common Stock as a charitable gift from a person who received such shares in the Ryder TRS Acquisition. The following table provides the name of, and the number of shares of Class A Common Stock beneficially owned by, each Selling Stockholder. Since the Selling Stockholders may sell all, some or none of their Shares, no estimate can be made of the aggregate number of Shares that are to be offered hereby or that will be owned by each Selling Stockholder upon completion of the offering to which this Prospectus relates. Except as noted below, none of the Selling Stockholders has any material relationship with the Company.

     The Shares offered by this Prospectus may be offered from time to time by the Selling Stockholders named below:

                                                                             NUMBER OF SHARES
                                                         NUMBER OF SHARES      WHICH MAY BE
NAME                                                    BENEFICIALLY OWNED    OFFERED HEREBY
----                                                    ------------------   ----------------
Questor Partners Fund, L.P.(1)........................      1,660,749           1,660,749
Questor Side-by-Side Partners, L.P.(1)................        119,143             119,143
Madison Dearborn Capital Partners, L.P................        654,372             654,372
Societe Generale Investment Corporation...............        392,623             392,623
Chase Equity Associates...............................        261,748             261,748
National Union Fire Insurance Company of Pittsburgh,
  PA..................................................        130,874             130,874
Citicorp North America, Inc...........................         52,349              52,349
Ronald A. Rittenmeyer.................................         29,260              29,260
David S. Russell......................................         12,635              12,635
Jim Gregory...........................................         11,970              11,970
Mike Zawalski.........................................         11,970              11,970
Deborah L. Riston.....................................         12,395              12,395
Larry D. Thogmartin...................................          8,538               8,538
Stephen T. Dixon......................................          6,517               6,517
Gary L. Andrews.......................................          6,665               6,665
Thomas W. Arnst.......................................          5,559               5,559
Steve Davison.........................................          6,889               6,889
Nicholas R. Rossetti..................................          5,586               5,586
Puneet Bhasin.........................................          5,187               5,187
Robert D. O'Riley.....................................          3,511               3,511
Fred L. Parker........................................          3,857               3,857
James R. Dreesen......................................          5,080               5,080
Frank Gatto...........................................          3,963               3,963
Francis X. Hassis.....................................          4,575               4,575
Daniel G. Martin......................................          3,936               3,936
Kathleen E. McLeod....................................          4,256               4,256
David A. Regan........................................          3,670               3,670
John W. Witkamp.......................................          3,245               3,245
Glenn C. Etter........................................          3,511               3,511
Larry Hoffman.........................................          1,757               1,757
Thomas Neff...........................................          2,660               2,660
Alfred A. Piergallini.................................          5,320               5,320
Peter Hantman.........................................            798                 798
Terri Meraz...........................................            306                 306
Richard Colvin........................................            682                 682
Jon Heyler............................................            532                 532

                                                                             NUMBER OF SHARES
                                                         NUMBER OF SHARES      WHICH MAY BE
NAME                                                    BENEFICIALLY OWNED    OFFERED HEREBY
----                                                    ------------------   ----------------
Gail Cagle............................................            306                 306
Eric Davis............................................            279                 279
Kerri Bodnar..........................................            532                 532
J. William Schutzenhofer..............................          2,660               2,660
                                                            ---------           ---------
          Total.......................................      3,450,465           3,450,465
                                                            =========           =========

---------------

(1) Questor Principals, Inc. ("Questor Principals") is the general partner of
    (i) Questor General Partner, L.P., the general partner of Questor Partners Fund, L.P., and (ii) Questor Side-by-Side Partners, L.P., both of which are Selling Stockholders. Jay Alix, who may become a director of the Company, is a shareholder, director and Chief Executive Officer of Questor Principals.

                              PLAN OF DISTRIBUTION

     This Prospectus relates to the sale by the Selling Stockholders of up to an aggregate of 3,450,465 shares of Class A Common Stock of the Company acquired by the Selling Stockholders in connection with the Ryder TRS Acquisition, which was consummated in June 1998. The Company is registering the Shares for sale to provide the holders thereof with freely tradeable securities, but the registration of such shares does not necessarily mean that any of such shares will be issued by the Company or offered or sold by the holders thereof.

     The Shares may be sold from time to time to purchasers directly by any of the Selling Stockholders. Alternatively, the Selling Stockholders may from time to time offer the Shares through dealers or agents, who may receive compensation in the form of commissions from the Selling Stockholders and/or the purchasers of Shares for whom they may act as agent. Without limiting the foregoing, such sales may be in the form of secondary distributions, exchange distributions, block trades, ordinary brokerage transactions or a combination of such methods of sale. The Selling Stockholders and any dealers or agents that participate in the distribution of Shares may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of Shares by them and any commissions received by any such dealers or agents might be deemed to be underwriting commissions under the Securities Act.

     At a time a particular offer of Shares is made, a Prospectus Supplement, if required, will be distributed that will set forth the name and names of any dealers or agents and any commissions and other terms constituting compensation from the Selling Stockholders and any other required information. The Shares may be sold from time to time at varying prices determined at the time of sale or at negotiated prices.

     In order to comply with the securities laws of certain states, if applicable, the Shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the Shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and is complied with.

                                 LEGAL MATTERS

     The validity of the shares of the Class A Common Stock offered hereby has been passed upon for the Company by King & Spalding, Atlanta, Georgia.

                                    EXPERTS

     The consolidated financial statements of the Company and its subsidiaries as of December 31, 1996 and 1997, and for each of the three years in the period ended December 31, 1997, after restatement for the 1998 pooling of interests with Cruise America, Inc., included in the Company's Current Report on Form 8-K filed on July 2, 1998 and incorporated by reference in this Prospectus, have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their report with respect thereto and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements for the year ended December 31, 1995 incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of BRACC as of December 31, 1995 and 1996 and for each of the years in the three-year period ended December 31, 1996 have been incorporated by reference in this Prospectus in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference elsewhere herein and upon the authority of said firm as experts in accounting and auditing.

     The consolidated balance sheets of Ryder TRS, Inc. and Subsidiaries as of December 31, 1996 and 1997 and the related consolidated statements of operations, stockholders' equity and cash flows for the period from September 5, 1996 (date of inception) to December 31, 1996 and the year ended December 31, 1997, included in the Company's Registration Statement on Form S-4 (SEC File No. 333-49679) and incorporated by reference in this Prospectus, have been incorporated herein in reliance upon the report of Coopers & Lybrand L.L.P., independent accountants, given upon the authority of that firm as experts in accounting and auditing.

     The combined balance sheet of Ryder Consumer Truck Rental (a division of Ryder Truck Rental, Inc., a wholly-owned subsidiary of Ryder System, Inc.) as of October 16, 1996, and the related combined statements of earnings and changes in Ryder investment and cash flows for the period from January 1, 1996 to October 16, 1996, included in the Company's Registration Statement on Form S-4 (SEC File No. 333-49679) have been incorporated by reference in this Prospectus in reliance on the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

======================================================

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                             ---------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Available Information.................     2
Incorporation of Certain Documents by
  Reference...........................     2
Investment Considerations.............     4
The Company...........................     5
The Offering..........................     6
Use of Proceeds.......................     6
Selling Stockholders..................     7
Plan of Distribution..................     8
Legal Matters.........................     8
Experts...............................     8

======================================================
======================================================
                                3,450,465 SHARES
                              CLASS A COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)
                              --------------------
                                   PROSPECTUS
                              --------------------
                               BUDGET GROUP, INC.
                                          , 1998

======================================================

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the fees and expenses in connection with the issuance and distribution of the securities being registered hereunder, all of which are being paid by the Registrant. Except for the SEC registration fee, all amounts are estimates.

Securities and Exchange Commission registration fee.........  $ 28,315
Transfer agents' fees.......................................    10,000
Printing and engraving expenses.............................    30,000
Legal fees and expenses.....................................    30,000
Accounting fees and expenses................................    50,000
Miscellaneous...............................................    11,685
                                                              --------
          Total.............................................  $160,000
                                                              ========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The following summary is qualified in its entirety by reference to the complete statute, Restated Certificate of Incorporation, Bylaws and agreements referred to below.

     Section 145 of the General Corporation Law of the State of Delaware ("DGCL") provides that a corporation has the power to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) against the expenses (including attorneys' fees), judgments, fines or amounts paid in settlement actually and reasonably incurred by them in connection with the defense of any action by reason of being or having been directors or officers, if such person shall have acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such person had no reasonable cause to believe his conduct was unlawful, except that, if such action shall be in the right of the corporation, no such indemnification shall be provided as to any claim, issue or matter as to which such person shall have been judged to have been liable to the corporation unless and to the extent that the Court of Chancery of the State of Delaware, or any court in which such suit or action was brought, shall determine upon application that, in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as such court shall deem proper.

     As permitted by Section 102(b)(7) of the DGCL, the Amended and Restated Certificate of Incorporation of the Registrant (the "Restated Certificate of Incorporation") provides that no director shall be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director other than (i) for breaches of the director's duty of loyalty to the Company and its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for the unlawful payment of dividends or unlawful stock purchases or redemptions under Section 174 of the DGCL, and (iv) for any transaction from which the director derived an improper personal benefit.

     The Registrant's Bylaws provide indemnification of the Registrant's directors and officers, both past and present, to the fullest extent permitted by the DGCL, and allow the Registrant to advance or reimburse litigation expenses upon submission by the director or officer of an undertaking to repay such advances or reimbursements if it is ultimately determined that indemnification is not available to such director or officer pursuant to the Bylaws. The Registrant's Bylaws will also authorize the Registrant to purchase and maintain insurance on behalf of an officer or director, past or present, against any liability asserted against him in any such capacity whether or not the Registrant would have the power to indemnify him against such liability under the provisions of the Restated Certificate of Incorporation or Section 145 of the DGCL.

     The Registrant has entered into indemnification agreements with each of its directors and certain of its executive officers. The indemnification agreements require the Registrant, among other things, to indemnify such directors and officers against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

 EXHIBIT
 NUMBER                                 DESCRIPTION
 -------                                -----------
   2.1     --   Plan and Agreement of Merger, dated as of November 25, 1997, between Budget Group, Inc., Cruise America, Inc. and CA
                Acquisition Corporation (incorporated by reference to
                Exhibit 2.1 of Registration Statement on Form S-4, File No.
                333-42327, dated December 16, 1997, as amended by Amendment
                No. 1 to Form S-4 dated December 29, 1997)
   2.2     --   Agreement and Plan of Merger, dated as of March 4, 1998, by and among Budget Group, Inc., BDG Corporation, Ryder TRS,
                Inc., and certain other parties (incorporated by reference to Exhibit 2.2 of Registration Statement on Form S-4, File
                No. 333-49679, dated April 27, 1998)
   2.3     --   Amendment No. 1 to Agreement and Plan of Merger, dated as of
                March 16, 1998, by and among Budget Group, Inc., BDG
                Corporation, Ryder TRS, Inc., and certain other parties
                (incorporated by reference to Exhibit 2.3 of Registration
                Statement on Form S-4, File No. 333-49679, dated April 27,
                1998)
   2.4     --   Amendment No. 2 to Agreement and Plan of Merger, dated as of
                June 19, 1998, by and among Budget Group, Inc., BDG
                Corporation, Ryder TRS, Inc., and certain other parties
                (incorporated by reference to Exhibit 2.3 to the
                Registrant's Current Report on Form 8-K dated June 19, 1998)
   2.5     --   Common Stock Purchase Agreement, dated as of January 13,
                1997, between John J. Nevin and the Registrant (incorporated by reference to Exhibit 2.7 to the Registrant's Registration
                Statement on Form S-1, File No. 333-21691, dated February
                12, 1997)
   2.6     --   Budget Stock Purchase Agreement, dated as of January 13,
                1997, between Budget Rent-A-Car Corporation and Team Rental
                Group, Inc. (currently known as Budget Group, Inc.)
                (incorporated by reference to Exhibit 2.8 to the
                Registrant's Registration Statement on Form S-1, File No.
                333-21691, dated February 12, 1997)
   4.1     --   Specimen Stock Certificate (incorporated by reference to
                Exhibit 4.1 to the Registrant's Registration Statement on
                Form S-1, File No. 333-347999, dated September 26, 1997)
   5.1     --   Opinion of King & Spalding
  23.1     --   Consent of King & Spalding (included in Exhibit 5.1)
  23.2     --   Consent of Arthur Andersen LLP
  23.3     --   Consent of Deloitte & Touche LLP
  23.4     --   Consent of KPMG Peat Marwick LLP
  23.5     --   Consent of Coopers & Lybrand L.L.P.
  23.6     --   Consent of KPMG Peat Marwick LLP
  24.1     --   Power of Attorney (included on Page II-5)
  99.1     --   Private Securities Litigation Reform Act of 1995 Safe Harbor
                Compliance Statement for Forward-Looking Statements
                (incorporated by reference to Exhibit 99.1 to the
                Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, Commission File No. 0-23962)

ITEM 17.  UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed with or furnished to the Commission by the registrant pursuant to
        Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned registrant hereby undertakes that:

          (1) For the purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Lisle, State of Illinois on July 2, 1998.

                                          BUDGET GROUP, INC.

                                          By:     /s/ ROBERT L. APRATI

                                            ------------------------------------
                                                      Robert L. Aprati
                                                  Executive Vice President
                                                    and General Counsel

                               POWER OF ATTORNEY

     We, the undersigned directors and officers of Budget Group, Inc. do hereby constitute and appoint Robert L. Aprati and Scott R. White, and each or any of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or any of them, may deem necessary or advisable to enable said Corporation to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on this 2nd day of July, 1998.

                     SIGNATURE                                             TITLE
                     ---------                                             -----
                /s/ SANFORD MILLER                   Chairman of the Board and Chief Executive Officer
---------------------------------------------------    (Principal Executive Officer) and Director
                  Sanford Miller

                                                     Vice Chairman and Director
---------------------------------------------------
                   John Kennedy

                /s/ JEFFREY CONGDON                  Vice Chairman and Director
---------------------------------------------------
                  Jeffrey Congdon

                /s/ MICHAEL CLAUER                   Chief Financial Officer (Principal Financial
---------------------------------------------------    Officer)
                  Michael Clauer

                  /s/ THOMAS KRAM                    Vice President -- Controller (Principal
---------------------------------------------------    Accounting Officer)
                    Thomas Kram

               /s/ RONALD D. AGRONIN                 Director
---------------------------------------------------
                 Ronald D. Agronin

                     SIGNATURE                                             TITLE
                     ---------                                             -----
               /s/ STEPHEN L. WEBER                  Director
---------------------------------------------------
                 Stephen L. Weber

                /s/ JEFFREY MIRKIN                   Director
---------------------------------------------------
                  Jeffrey Mirkin

               /s/ F. PERKINS HIXON                  Director
---------------------------------------------------
                 F. Perkins Hixon

                                                     Director
---------------------------------------------------
                 James F. Calvano

               /s/ MARTIN P. GREGOR                  Director
---------------------------------------------------
                 Martin P. Gregor